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                                                                    EXHIBIT 99.2

                         Form of Letter to Stockholders

Dear Stockholder:

         Effective as of July 21, 2000, La Jolla Pharmaceutical Company and American Stock Transfer & Trust Company entered into an Amendment to the Rights Agreement dated December 3, 1998, by and between La Jolla Pharmaceutical Company and American Stock Transfer & Trust Company. This Amendment eliminated the concept and powers of the "Continuing Directors" in response to a clarification of Delaware law by the Delaware Supreme Court, and amended the definition of "Acquiring Person" to permit State of Wisconsin Investment Board to invest up to a level of just under 20% beneficial ownership without triggering the Rights Agreement.

         The attached Summary of Rights describes the Rights Agreement, as amended, in more detail and supersedes any prior Summary of Rights distributed to you. We urge you to read the attached summary. Thank you for your continued support of La Jolla Pharmaceutical Company.

                                       Sincerely,

                                       Steven B. Engle
                                       Chief Executive Officer